Exhibit 99.1

Encision Reports Third Quarter Fiscal Year 2018 Results

BOULDER, Colo., Feb. 5, 2018 /PRNewswire/ -- Encision Inc. (OTC:ECIA), a medical device company owning patented surgical technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2018 third quarter that ended December 31, 2017.

The Company posted quarterly net revenue of $2.19 million for a quarterly net income of $56 thousand, or $0.01 per diluted share. These results compare to net revenue of $2.23 million for a quarterly net loss of $274 thousand, or $(0.03) per diluted share, in the year-ago quarter. Net revenue for the current quarter included net revenue of $95 thousand from an order for non-AEM product. Gross margin on net revenue was 56% in the fiscal 2018 third quarter and 48% in the fiscal 2017 third quarter. Gross margin on net revenue was higher in the current quarter as a result of product mix. Gross margin on net revenue was lowered further in last year's third quarter by higher slow moving and obsolete inventory costs and applying overhead costs to faster turnover inventory.

The Company posted nine months net revenue of $6.7 million for a nine months net income of $354 thousand, or $0.03 per diluted share. These results compare to net revenue of $6.66 million for a nine months net loss of $612 thousand, or $(0.06) per diluted share, in the year-ago nine months. Net revenue for the current nine months included net revenue of $424 thousand from an order for non-AEM product. Gross margin on net revenue was 57% in the fiscal 2018 nine months and 49% in the fiscal 2017 nine months. Gross margin on net revenue was higher in the current nine months as a result of product mix and lower costs in manufacturing operations. Gross margin on net revenue was lowered further in the fiscal 2017 nine months by higher slow moving and obsolete inventory costs and applying overhead costs to faster turnover inventory.

Net cash of $494 thousand was generated by operating activities in the current nine months compared to no cash generated by operating activities in last year's nine months.

There was no income tax effect in the third quarter results as a result of the U.S. corporate tax reform enacted in December.

"We are pleased to deliver another profitable quarter and to drive gross margin," said Greg Trudel, President and CEO. "Our increased cash flow and profitability is enabling us to reinvest into our success. We have held true to our strategy of driving operational excellence while bolstering our portfolio and channel with new products and clinical evidence and it is proving effective. In particular, we are adding direct sales representation in opportune areas and are accelerating a number of new product development projects. These moves promise to drive top line growth and to leverage our operational efficiencies for continued profitability."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2017 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.
Unaudited Condensed Statements of Operations
(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net revenue	$2,190	$2,230	$6,716	$6,658
Cost of revenue	956	1,166	2,880	3,394
Gross profit	1,234	1,064	3,836	3,264
Operating expenses:
Sales and marketing	570	639	1,745	1,882
General and administrative	369	383	1,058	1,087
Research and development	224	300	635	881
Total operating expenses	1,163	1,322	3,438	3,850
Operating income (loss)	71	(258)	398	(586)
Interest expense and other income (expense), net	(15)	(16)	(44)	(26)
Income (loss) before provision for income taxes	56	(274)	354	(612)
Provision for income taxes	––	––	––	––
Net income (loss)	$56	$(274)	$ 354	$ (612)
Net income (loss) per share—basic	$0.01	$(0.03)	$0.03	$(0.06)
Net income (loss) per share—diluted	$0.01	$(0.03)	$0.03	$(0.06)
Weighted average number of shares—basic	10,683	10,678	10,683	10,675
Weighted average number of shares—diluted	10,708	10,678	10,702	10,675

Encision Inc.
Unaudited Condensed Balance Sheets
(in thousands)

	December 31, 2017	March 31, 2017
ASSETS
Cash and cash equivalents	$ 213	$ 45
Restricted cash	25	50
Accounts receivable, net	937	1,042
Inventories, net	1,247	1,129
Prepaid expenses	143	62
Total current assets	2,565	2,328
Equipment, net	377	468
Patents, net	269	254
Other assets	18	17
Total assets	$ 3,229	$ 3,067
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 522	$ 403
Accrued compensation	182	268
Other accrued liabilities	271	248
Line of credit	––	275
Deferred rent	30	30
Total current liabilities	1,005	1,224
Deferred rent	18	41
Total liabilities	1,023	1,265
Common stock and additional paid-in capital	23,802	23,752
Accumulated (deficit)	(21,596)	(21,950)
Total shareholders' equity	2,206	1,802
Total liabilities and shareholders' equity	$ 3,229	$ 3,067

Encision Inc.
Unaudited Condensed Statements of Cash Flows
(in thousands)

	Nine Months Ended
	December 31, 2017	December 31, 2016
Operating activities:
Net income (loss)	$ 354	$ (612)
Adjustments to reconcile net income (loss) to cashgenerated by (used in) operating activities:
Depreciation and amortization	154	168
Share-based compensation expense	49	52
(Recovery from) provision for doubtful accounts, net	(19)	11
(Recovery from) inventory obsolescence, net	(20)	(240)
Changes in operating assets and liabilities:
Accounts receivable	123	(250)
Inventories	(98)	835
Prepaid expenses and other assets	(83)	(46)
Accounts payable	119	153
Accrued compensation and other accrued liabilities	(85)	(71)
Net cash generated by operating activities	494	––

Investing activities:
Acquisition of property and equipment	(41)	(104)
Patent costs	(35)	(21)
Net cash (used in) investing activities	(76)	(125)

Financing activities:
Paydown of credit facility, net change	(275)	(104)
Change in restricted cash	25	––
Net cash (used in) financing activities	(250)	(104)

Net increase (decrease) in cash and cash equivalents	168	(229)
Cash and cash equivalents, beginning of period	45	293
Cash and cash equivalents, end of period	$ 213	$ 64